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                                                          Exhibit 99.26(f)(1)(d)

                           CERTIFICATE OF AMENDMENT OF
                          ARTICLES OF INCORPORATION OF
                      THE MINISTERS LIFE INSURANCE COMPANY

At a special meeting of the Shareholders of The Ministers Life Insurance Company held in the City of Saint Paul, State of Minnesota, on the 29th day of September, 1993, the following resolution was duly adopted;

     "RESOLVED, That Article VI of the Articles of Incorporation of the Company be amended and restated to read as follows:

                                   ARTICLE VI.

     The authorized amount of capital stock of this Company shall be Five Million Dollars ($5,000,000) divided into Five Million (5,000,000) shares of common stock at the par value of One Dollar $1.00) each.

     Each share of stock shall entitle the holder to one vote, and shareholders shall not be entitled to cumulate their votes for the election of directors. The Board of Directors of the Company shall have the power to cause to be issued from time to time any or all of the authorized but unissued shares of the stock of the Company at such prices and for such consideration as they in their unrestricted discretion deem wise and advisable. Shareholders shall not have any reemptive right to subscribe for any shares of such unissued stock."

IN WITNESS WHEREOF, we, Jack B. McElhaney as President and Pamela S. Rose as Secretary of The Ministers Life Insurance Company, have hereunto set our hands and caused the corporate seal of said corporation to be hereunto affixed in the City of Saint Paul, State of Minnesota, on this 29th day of September, 1993.

                                               /s/Jack B. McElhaney
                                               ---------------------------------
                                               Jack B. McElhaney, President

                                               /s/Pamela S. Rose
                                               ---------------------------------
                                               Pamela S. Rose, Secretary

STATE OF MINNESOTA )
                   ) ss.
COUNTY OF RAMSEY   )

On this 29th day of September, 1993, before me, a Notary Public, personally appeared Jack B. McElhaney and Pamela S. Rose, to me personally known to be the persons who signed the foregoing Amendment to Articles of Incorporation, and who, each being first duly sworn, did respectively state that he, Jack B. McElhaney, is President, and that she, Pamela S. Rose, is Secretary of The Ministers Life Insurance Company; that the seal affixed hereto is the corporate

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seal of the corporation; that the foregoing amendment was adopted, and that they severally executed said certificate as their free act and deed and acknowledge the same as the free act and deed of said corporation.

                                               /s/Abby E. Hollander
                                               ---------------------------------
                                                         Notary Public

The foregoing Certificate of Amendment of Articles of Incorporation of The Ministers Life Insurance Company is hereby approved this 20th day of October, 1993.

                                               ---------------------------------
                                               Commissioner of Commerce